                                                                   EXHIBIT 10.25





                         MANAGEMENT SERVICES AGREEMENT

                                 BY AND BETWEEN

                           ORACARE CONSULTANTS, INC.,
                            A NEW JERSEY CORPORATION

                                      AND

                        ORACARE DENTAL ASSOCIATES, P.A.,
                     A NEW JERSEY PROFESSIONAL ASSOCIATION

                                ------------


                       EFFECTIVE AS OF NOVEMBER 14, 1996

                               TABLE OF CONTENTS


                                                                         PAGE NO.
ARTICLE 1     DEFINITIONS   . . . . . . . . . . . . . . . . . . . . . . . .    2
              1.1    Adjusted Gross Revenue.  . . . . . . . . . . . . . . .    2
              1.2    Adjustments.   . . . . . . . . . . . . . . . . . . . .    2
              1.3    Agreement.   . . . . . . . . . . . . . . . . . . . . .    2
              1.4    Ancillary Revenue.   . . . . . . . . . . . . . . . . .    2
              1.5    Association.   . . . . . . . . . . . . . . . . . . . .    2
              1.6    Association Account.   . . . . . . . . . . . . . . . .    2
              1.7    Association Expense.   . . . . . . . . . . . . . . . .    2
              1.8    Budget.  . . . . . . . . . . . . . . . . . . . . . . .    2
              1.9    Capitation Revenues.   . . . . . . . . . . . . . . . .    2
              1.10   Confidential Information.  . . . . . . . . . . . . . .    3
              1.11   Dental Director  . . . . . . . . . . . . . . . . . . .    3
              1.12   Dental Services.   . . . . . . . . . . . . . . . . . .    3
              1.13   Dentist.   . . . . . . . . . . . . . . . . . . . . . .    3
              1.14   GAAP.  . . . . . . . . . . . . . . . . . . . . . . . .    3
              1.15   Management Fee.  . . . . . . . . . . . . . . . . . . .    4
              1.16   Manager.   . . . . . . . . . . . . . . . . . . . . . .    4
              1.17   Manager Expense.   . . . . . . . . . . . . . . . . . .    4
              1.18   Office.  . . . . . . . . . . . . . . . . . . . . . . .    4
              1.19   Office Expense.  . . . . . . . . . . . . . . . . . . .    4
              1.20   Professional Services Revenues.  . . . . . . . . . . .    5
              1.21   Representatives.   . . . . . . . . . . . . . . . . . .    5
              1.22   State.   . . . . . . . . . . . . . . . . . . . . . . .    5
              1.23   Term.  . . . . . . . . . . . . . . . . . . . . . . . .    5

ARTICLE 2     APPOINTMENT AND AUTHORITY OF MANAGER  . . . . . . . . . . . .    5
              2.1    Appointment.   . . . . . . . . . . . . . . . . . . . .    5
              2.2    Authority.   . . . . . . . . . . . . . . . . . . . . .    5
              2.3    Patient Referrals.   . . . . . . . . . . . . . . . . .    6
              2.4    Internal Management of the Association.  . . . . . . .    6
              2.5    Practice of Dentistry.   . . . . . . . . . . . . . . .    6

ARTICLE 3     COVENANTS AND RESPONSIBILITIES OF MANAGER   . . . . . . . . .    6
              3.1    Office and Equipment.  . . . . . . . . . . . . . . . .    6
              3.2    Dental Supplies.   . . . . . . . . . . . . . . . . . .    7
              3.3    Support Services.  . . . . . . . . . . . . . . . . . .    7
              3.4    Quality Assessment, Risk Management, and Utilization
                     Management.  . . . . . . . . . . . . . . . . . . . . .    7
              3.5    Licenses and Permits.  . . . . . . . . . . . . . . . .    7





                                      (i)

              3.6    Personnel.   . . . . . . . . . . . . . . . . . . . . .    7
              3.7    Contract Negotiations.   . . . . . . . . . . . . . . .    8
              3.8    Billing and Collection.  . . . . . . . . . . . . . . .    8
              3.9    The Association Account.   . . . . . . . . . . . . . .    9
              3.10   Fiscal Matters.  . . . . . . . . . . . . . . . . . . .   10
                     (a)    Annual Budget   . . . . . . . . . . . . . . . .   10
                     (b)    Accounting and Financial Records  . . . . . . .   10
                     (c)    Review of Expenditures  . . . . . . . . . . . .   10
                     (d)    Tax Matters   . . . . . . . . . . . . . . . . .   11
                            (i)    In General   . . . . . . . . . . . . . .   11
                            (ii)   Sales and Use Taxes  . . . . . . . . . .   11
              3.11   Reports and Records.   . . . . . . . . . . . . . . . .   11
                     (a)    Dental Records  . . . . . . . . . . . . . . . .   11
                     (b)    Other Reports and Records   . . . . . . . . . .   11
              3.12   Recruitment of the Association Personnel and Dentists.   11
              3.13   Healthcare Reimbursement and Systems Programs.   . . .   12
              3.14   Corporate Dental Patient Accounts.   . . . . . . . . .   12
              3.15   Advertising.   . . . . . . . . . . . . . . . . . . . .   12
              3.16   Association Board of Directors Meetings.   . . . . . .   12
              3.17   Legal Matters.   . . . . . . . . . . . . . . . . . . .   12
              3.18   Credentialing.   . . . . . . . . . . . . . . . . . . .   12
              3.19   Confidential and Proprietary Information.  . . . . . .   12
              3.20   Manager's Insurance.   . . . . . . . . . . . . . . . .   13
              3.21   Reserved Duties of Manager.  . . . . . . . . . . . . .   13
              3.22   No Warranty.   . . . . . . . . . . . . . . . . . . . .   14

ARTICLE 4     COVENANTS AND RESPONSIBILITIES OF THE ASSOCIATION   . . . . .   14
              4.1    Organization and Operation.  . . . . . . . . . . . . .   14
              4.2    Association Personnel.   . . . . . . . . . . . . . . .   14
                     (a)    Dentist Personnel   . . . . . . . . . . . . . .   14
                     (b)    Non-Dentist Health Care Personnel   . . . . . .   15
                     (c)    Dentist Compensation  . . . . . . . . . . . . .   15
              4.3    Professional Standards.  . . . . . . . . . . . . . . .   15
              4.4    Dental Services.   . . . . . . . . . . . . . . . . . .   15
              4.5    Peer Review/Quality Assessment.  . . . . . . . . . . .   16
              4.6    Association's Insurance.   . . . . . . . . . . . . . .   16
              4.7    Indemnification.   . . . . . . . . . . . . . . . . . .   17
              4.8    Confidential and Proprietary Information.  . . . . . .   17
              4.9    Cost Effectiveness.  . . . . . . . . . . . . . . . . .   17
              4.10   Name, Trademark.   . . . . . . . . . . . . . . . . . .   18
              4.11   Availability.  . . . . . . . . . . . . . . . . . . . .   18
              4.12   Covenant Not to Solicit.   . . . . . . . . . . . . . .   18

ARTICLE 5     FINANCIAL ARRANGEMENT   . . . . . . . . . . . . . . . . . . .   18
              5.1    Management Fee.  . . . . . . . . . . . . . . . . . . .   18





                                      (ii)

              5.2    Reasonable Value.  . . . . . . . . . . . . . . . . . .   19
              5.3    Payment of Management Fee.   . . . . . . . . . . . . .   19
              5.4    Disputes Regarding Fees.   . . . . . . . . . . . . . .   19
              5.5    Accounts Receivable.   . . . . . . . . . . . . . . . .   19

ARTICLE 6     TERM AND TERMINATION  . . . . . . . . . . . . . . . . . . . .   20
              6.1    Initial and Renewal Term.  . . . . . . . . . . . . . .   20
              6.2    Termination.   . . . . . . . . . . . . . . . . . . . .   20
                     (a)    Termination By Manager  . . . . . . . . . . . .   20
                     (b)    Termination By the Association  . . . . . . . .   21
                     (c)    Termination by Agreement  . . . . . . . . . . .   21
                     (d)    Legislative, Regulatory or Administrative Change  21
              6.3    Effects of Termination.  . . . . . . . . . . . . . . .   21

ARTICLE 7     MISCELLANEOUS   . . . . . . . . . . . . . . . . . . . . . . .   22
              7.1    Administrative Services Only.  . . . . . . . . . . . .   22
              7.2    Status of Contractor.  . . . . . . . . . . . . . . . .   22
              7.3    Notices.   . . . . . . . . . . . . . . . . . . . . . .   22
              7.4    Governing Law.   . . . . . . . . . . . . . . . . . . .   23
              7.5    Assignment.  . . . . . . . . . . . . . . . . . . . . .   23
              7.6    Dispute Resolution.  . . . . . . . . . . . . . . . . .   23
              7.7    Divisions and Headings.  . . . . . . . . . . . . . . .   24
              7.8    Amendments and Agreement Execution.  . . . . . . . . .   24
              7.9    Entire Agreement.  . . . . . . . . . . . . . . . . . .   24
              7.10   Severability.  . . . . . . . . . . . . . . . . . . . .   24





                                     (iii)

                         MANAGEMENT SERVICES AGREEMENT


       THIS MANAGEMENT SERVICES AGREEMENT ("Agreement") is made and entered into effective as of this 14th day of November, 1996, by and between OraCare Consultants, Inc., a New Jersey corporation ("Manager"), and OraCare Dental Associates, P.A., a New Jersey professional association ("Association").

                                    RECITALS

       WHEREAS, the Association is a duly organized and validly existing New Jersey professional association, formed for and engaged in the conduct of a dental practice and the provision of dental services to the general public in New Jersey through individual dentists who are licensed to practice medicine in the State of New Jersey and who are employed or otherwise retained by the Association;

       WHEREAS, Manager is a duly formed and validly existing New Jersey corporation, which is in the business of managing the non-medical aspects of dental practices;

       WHEREAS, the Association desires to focus its energies, expertise and time on the practice of dentistry and on the delivery of dental services to patients, and to accomplish this goal it desires to delegate the increasingly more complex business functions of its dental practice to persons with business expertise;

       WHEREAS, the Association also is desirous of increasing the cost-effectiveness of the dental care it provides and desires to enlist the assistance of Manager in this regard;

       WHEREAS, the Association desires to engage Manager to provide such management, administrative and business services as are necessary and appropriate for the day-to-day administration of the non-medical aspects of the Association's dental practice, and Manager desires to provide such services all upon the terms and conditions hereinafter set forth;

       WHEREAS, the Association and Manager have determined a fair market value for the services to be rendered by Manager, and based on this fair market value, have developed a formula for compensation for Manager that will allow the parties to establish a relationship permitting each party to devote its skills and expertise to the appropriate responsibilities and functions; and

       WHEREAS, Manager is willing to commit significant resources to the Association based upon the representations and warranties of the Association that the current employee dentists of the Association will continue to practice medicine for the Association;

       NOW, THEREFORE, for and in consideration of the mutual terms, covenants and conditions hereinabove and hereinafter set forth, the parties agree as follows:





MANAGEMENT SERVICES AGREEMENT - Page 1

                                   ARTICLE 1

                                  DEFINITIONS

       For the purposes of this Agreement, the following terms shall have the following meanings ascribed thereto unless otherwise clearly required by the context in which such term is used.

       1.1 Adjusted Gross Revenue. The term "Adjusted Gross Revenue" shall mean the sum of all Professional Services Revenue and Ancillary Revenue.

       1.2 Adjustments. The term "Adjustments" shall mean any adjustments on an accrual basis for uncollectible accounts, Medicare, Medicaid and other payor contractual adjustments, discounts, workers' compensation adjustments, professional courtesies, and other reductions in collectible revenue that result from activities that do not result in collectible charges.

       1.3 Agreement. The term "Agreement" shall mean this Agreement by and between the Association and Manager and any amendments hereto as may be adopted as provided in this Agreement.

       1.4 Ancillary Revenue. The term "Ancillary Revenue" shall mean all fees actually recorded each month by the Association (net of Adjustments) which are not Professional Services Revenues.

       1.5 Association. The term "Association" shall mean OraCare Dental Associates, P.A., a New Jersey professional association.

       1.6 Association Account. The term "Association Account" shall mean the bank account of the Association established as described in Sections 4.8 and 4.9.

       1.7 Association Expense. The term "Association Expense" shall mean an expense incurred by the Manager or the Association and for which the Association and not the Manager, is financially liable. The Association Expense shall include such items as Dentist salaries and benefits (including professional dues, subscriptions, charitable donations, and continuing dental education expenses) and professional liability insurance for the Association, the Dentists and the Manager's employees rendering services pursuant to this Agreement.

       1.8 Budget. The term "Budget" shall mean an operating budget and capital expenditure budget for each fiscal year as prepared by Manager and adopted by the Association.

       1.9 Capitation Revenues. The term "Capitation Revenues" shall mean all collections from managed care organizations or third party payors where such payment is made periodically on a per member basis for the partial or total dental needs of a subscribing patient. Capitation Revenues shall include any co-payments and incentive bonuses or profits in shared risk pools





MANAGEMENT SERVICES AGREEMENT - Page 2
received as a result of a capitation plan. Capitation Revenues shall be allocated between Professional Services Revenue and Ancillary Revenue by the Manager.

       1.10 Confidential Information. The term "Confidential Information" shall mean any information of Manager or the Association, as appropriate (whether written or oral), including all notes, studies, patient lists, information, business or management methods, marketing data, fee schedules, or trade secrets of the Manager or of the Association, as applicable, whether or not such Confidential Information is disclosed or otherwise made available to one party by the other party pursuant to this Agreement. Confidential Information shall also include the terms and provisions of this Agreement and any transaction or document executed by the parties pursuant to this Agreement. Confidential Information does not include any information that the receiving party can establish (i) is or becomes generally available to and known by the public (other than as a result of an unpermitted disclosure directly or indirectly by the receiving party or its affiliates, advisors, or Representatives), (ii) is or becomes available to the receiving party on a non-confidential basis from a source other than the furnishing party or its affiliates, advisors, or Representatives, provided that such source is not and was not bound by a confidentiality agreement with or other obligation of secrecy to the furnishing party of which the receiving party has knowledge, or
(iii) has already been or is hereafter independently acquired or developed by the receiving party without violating any confidentiality agreement with or other obligation of secrecy to the furnishing party.

       1.11 Dental Director. The term "Dental Director" shall mean that director of the Association designated by the Association as the director responsible for the overall management of the Association, who shall be a dentist duly licensed and in good standing in the State of New Jersey.

       1.12 Dental Services. The term "Dental Services" shall mean general and specialty dental care and services, and all related health care services provided by the Association through the Association's Dentists and other health care providers that are retained by or professionally affiliated with the Association.

       1.13 Dentist. The term "Dentist" shall mean each individually licensed professional who is employed or otherwise retained by or associated with the Association, each of whom shall meet at all times the qualifications described in Section 4.2 and Section 4.3.

       1.14 GAAP. The term "GAAP" shall mean generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity or other practices and procedures as may be approved by a significant segment of the accounting profession, which are applicable to the circumstances as of the date of the determination. For purposes of this Agreement, GAAP shall be applied on an accrual basis in a manner consistent with the historic practices of the person to which the term applies.





MANAGEMENT SERVICES AGREEMENT - Page 3

       1.15 Management Fee. The term "Management Fee" shall mean Manager's compensation established as described in Article 6 hereof.

       1.16 Manager. The term "Manager" shall mean OraCare Consultants, Inc., a New Jersey corporation, or any entity that succeeds to the interests of OraCare Consultants, Inc. and to whom the obligations of Manager are assigned and transferred as permitted by this Agreement.

       1.17 Manager Expense. The term "Manager Expense" shall mean an expense or cost incurred by the Manager and for which the Manager, and not the Association is financially liable.

       1.18 Office. The term "Office" shall mean any office space, clinic, facility, including satellite facilities, that Manager shall own or lease or otherwise procure for the use of the Association.

       1.19 Office Expense. The term "Office Expense" shall mean all operating and non-operating expenses incurred by the Manager or the Association in the provision of services to the Association, including, but not limited to, the following expenses:

              (a) Salaries and benefits and other direct costs of all employees of Manager at the Office and the salaries and benefits of the non-dentist employees of the Association but shall not include the salaries or benefits of the Dentists;

              (b) The direct cost of any employee or consultant that provides services at or in connection with the Office for improved clinic performance, such as management, billing and collections, and business office consultation;

              (c) In the event Manager assists the Association in the recruitment of additional dentist employees, Office Expense shall include reasonable recruitment costs and out-of-pocket expenses of Manager;

              (d) Comprehensive and general liability insurance covering the Office and employees of the Association and Manager at the Office;

              (e) The expense of using, leasing, purchasing or otherwise procuring the Office and related equipment, including depreciation but not including monies paid by third parties;

              (f) The cost of capital (whether as actual interest on indebtedness incurred on behalf of the Association or as reasonable imputed interest on capital advanced by Manager) to finance or refinance obligations of the Association, purchase medical or nonmedical equipment, or finance new ventures of the Association;

              (g) The reasonable travel expenses of Manager's New Jersey employees, or of the Dentists, associated with attending meetings, conferences, or seminars to benefit the Association;





MANAGEMENT SERVICES AGREEMENT - Page 4

              (h)    The cost of supplies, inventory, and utilities; and

              (i) Office Expenses shall not include any State or federal income tax on income of Manger, or any other expense reasonably designated by Manager as a Manager Expense.

       1.20 Professional Services Revenues. The term "Professional Services Revenues" shall mean the sum of (i) all professional fees actually recorded each month on an accrual basis under GAAP (net of Adjustments) as a result of professional dental services rendered by the Dentists, (ii) Capitation Revenues allocated by Manager to Professional Services Revenues, (iii) income produced from the services of physician assistants or extenders, and (iv) all revenue or contributions relating to research activities by dentists of the Association as part of their employment with Association.

       1.21 Representatives. The term "Representatives" shall mean a party's officers, directors, employees, or other agents or representatives.

       1.22   State.  The term "State" shall mean the State of New Jersey.

       1.23 Term. The term "Term" shall mean the initial and any renewal periods of duration of this Agreement as described in Section 5.1.

                                   ARTICLE 2

                      APPOINTMENT AND AUTHORITY OF MANAGER

       2.1 Appointment. The Association hereby appoints Manager as its sole and exclusive agent for the management and administration of the business functions and business affairs of the Association, and Manager hereby accepts such appointment, subject at all times to the provisions of this Agreement.

       2.2 Authority. Consistent with the provisions of this Agreement, Manager shall have the responsibility and commensurate authority to provide business, administrative and full management services for the Association, including, without limitation, provision of equipment, supplies, support services, non-dental personnel, office space, management, administration, financial record keeping and reporting and other business office services. Manager is hereby expressly authorized to provide such services in any reasonable manner Manager deems appropriate to meet the day-to-day requirements of the business functions of the Association. Manager is also expressly authorized to negotiate and execute on behalf of the Association contracts that do not relate to the provision of Dental Services. The Association shall give Manager thirty (30) days prior notice of the Association's intent to execute any agreement obligating the Association to perform Dental Services or otherwise creating a binding legal obligation on the Association. Unless an expense is expressly designated as a Manager Expense in this Agreement, all expenses incurred by Manager in providing services pursuant to this Agreement shall be Office Expenses. The parties acknowledge and agree that the Association,





MANAGEMENT SERVICES AGREEMENT - Page 5
through its Dentists, shall be responsible for and shall have complete authority, responsibility, supervision, and control over the provision of all Dental Services and other professional health care services performed for patients, and that all diagnoses, treatments, procedures, and other professional health care services shall be provided and performed exclusively by or under the supervision of Dentists as such Dentists, in their sole discretion, deem appropriate. Manager shall have and exercise absolutely no control or supervision over the provision of Dental Services.

       2.3 Patient Referrals. Manager and the Association agree that the benefits to the Association hereunder do not require, are not payment for, and are not in any way contingent upon the referral, admission, or any other arrangement for the provision of any item or service offered by Manager to patients of the Association in any facility or health care operation controlled, managed, or operated by Manager.

       2.4 Internal Management of the Association. Matters involving the internal management, control, or finances of the Association, including specifically the allocation of professional income among the shareholder(s) and Dentist employees of the Association, tax planning, and investment planning, shall remain the responsibility of the Association and the shareholder(s) of the Association.

       2.5 Practice of Dentistry. The parties acknowledge that Manager is not authorized or qualified to engage in any activity that may be construed or deemed to constitute the practice of dentistry. To the extent any act or service herein required by Manager should be construed by a court of competent jurisdiction to constitute the practice of dentistry, the requirement to perform that act or service by Manager shall be deemed waived and unenforceable.

                                   ARTICLE 3

                   COVENANTS AND RESPONSIBILITIES OF MANAGER

       During the Term of the Agreement, Manager shall provide all such management, administrative and business services as are necessary and appropriate for the day-to-day administration of the business aspects of the Association's operations, including without limitation those set forth in this
Article 4 in accordance with the law and all rules, regulations and guidelines of applicable governmental agencies.

       3.1 Office and Equipment. As necessary and appropriate, taking into consideration the professional concerns of the Association, Manager shall lease, acquire, or otherwise procure an Office in a location or locations reasonably acceptable to the Association, and shall permit the Association to use the Office and shall provide all non-dental equipment, fixtures, office supplies, furniture and furnishings deemed reasonably necessary by Manager for the operation of the Office and reasonably necessary for the provision of Dental Services. Manager shall also provide, finance, or cause to be provided or financed equipment related to the provision of Dental Services as required by the Association. Subject to economic feasibility, the Association shall have final authority in all dental equipment decisions, and Manager shall have no authority in regard to dental equipment issues. Manager may, however, advise the Association on the relationship





MANAGEMENT SERVICES AGREEMENT - Page 6
between its dental equipment decisions and the overall administrative and financial operations of the practice. All dental and non-dental equipment acquired for the use of the Association shall be owned by Manager. Manager shall be responsible for the repair and maintenance of the Office, consistent with Manager's responsibilities under the terms of any lease or other use arrangement, and for the repair, maintenance, and replacement of all equipment other than such repairs, maintenance and replacement necessitated by the negligence or willful misconduct of the Association, its Dentists or other personnel employed by the Association, the repair or replacement of which shall be an Association Expense and not an Office Expense.

       3.2 Dental Supplies. Manager shall order, procure, purchase and provide on behalf of and as agent for the Association all reasonable dental supplies unless otherwise prohibited by federal and/or State law. Furthermore, Manager shall ensure that the Office is at all times adequately stocked with the dental supplies that are necessary and appropriate for the operation of the Association and required for the provision of Dental Services. The ultimate oversight, supervision and ownership for all dental supplies is and shall remain the sole responsibility of the Association. As used in this provision the term "dental supplies" shall mean all drugs, pharmaceuticals, products, substances, items or devices whose purchase, possession, maintenance, administration, prescription or security requires the authorization or order of a licensed health care provider or requires a permit, registration, certification or other governmental authorization held by a licensed health care provider as specified under any federal and/or State law.

       3.3 Support Services. Manager shall provide or arrange for all printing, stationery, forms, postage, duplication or photocopying services, and other support services as are reasonably necessary and appropriate for the operation of the Office and the provision of Dental Services therein.

       3.4 Quality Assessment, Risk Management, and Utilization Management. Manager shall assist the Association in the establishment and implementation of procedures to ensure the consistency, quality, appropriateness and dental necessity of Dental Services provided by the Association, and shall provide administrative support for the Association's overall quality assessment, risk management, and utilization management programs.

       3.5 Licenses and Permits. Manager shall, on behalf of and in the name of the Association, coordinate all development and planning processes, and apply for and use Manager's reasonable best efforts to obtain and maintain all federal, state, and local licenses and regulatory permits required for or in connection with the operation of the Association and equipment (existing and future) located at the Office, other than those relating to the practice of dentistry or the administration of drugs by Dentists employed by or associated with the Association.

       3.6 Personnel. Except as specifically provided in Section 4.2 of this Agreement, Manager shall employ or otherwise retain and shall be responsible for selecting, training, supervising, and terminating, all management, administrative, clerical, secretarial, bookkeeping, accounting, payroll, billing and collection and other nonprofessional personnel as Manager deems reasonably necessary and appropriate for Manager's performance of its duties and obligations under this Agreement. Manager shall have sole responsibility for determining the salaries and





MANAGEMENT SERVICES AGREEMENT - Page 7
providing such fringe benefits, and for withholding, as required by law, any sums for income tax, unemployment insurance, social security, or any other withholding required by applicable law or governmental requirement for any personnel described in the previous sentence. Manager shall not discriminate in its employment practices on the basis of race, religion, gender, sexual orientation, disability status, or any other factor not related to job performance.

       3.7 Contract Negotiations. Manager shall advise the Association with respect to and shall negotiate on an exclusive basis, either directly or on the Association's behalf, as appropriate, all contractual arrangements with third parties as are reasonably necessary and appropriate for the Association's provision of Dental Services, including, without limitation, negotiated price agreements with third party payors, managed care organizations, or other purchasers of group health care services. No contract or arrangement regarding the provision of Dental Services shall be entered without the Association's consent.

       3.8 Billing and Collection. On behalf of and for the account of the Association, Manager shall establish and maintain credit and billing and collection policies, procedures, and forms, and shall use Manager's reasonable best efforts to timely bill and collect all professional and other fees for all billable Dental Services provided by the Association, or Dentists employed by or otherwise associated with the Association. Manager shall advise and consult with the Association regarding the fees for Dental Services provided by the Association; it being understood, however, that the Association shall establish the fees to be charged for Dental Services and that Manager shall have no authority whatsoever with respect to the establishment of such fees. In connection with the billing and collection services to be provided hereunder, and throughout the Term and thereafter as provided in this Agreement, the Association hereby grants to Manager an exclusive special power of attorney and appoints Manager as the Association's exclusive true and lawful agent and attorney-in-fact, and Manager hereby accepts such special power of attorney and appointment, for the following purposes:

              (a) To bill the Association's patients, in the Association's name and on the Association's behalf, for all billable Dental Services provided by the Association to patients.

              (b) To bill, in the Association's name and on the Association's behalf, all claims for reimbursement or indemnification from Blue Cross/Blue Shield, insurance companies, Medicare, Medicaid, and all other third party payors or fiscal intermediaries for all covered billable Dental Services provided by the Association to patients.

              (c) To collect and receive, in the Association's name and on the Association's behalf, all accounts receivable generated by such billings and claims for reimbursement, to administer such accounts including, but not limited to, extending the time of payment of any such accounts for cash, credit or otherwise; discharging or releasing the obligors of any such accounts; suing, assigning or selling at a discount such accounts to collection agencies; or taking other measures deemed necessary by the Manager in its sole discretion to require the payment of any such accounts; provided, however, that extraordinary collection measures, such as discharging or releasing obligors or assigning or selling





MANAGEMENT SERVICES AGREEMENT - Page 8
       accounts at a discount to collection agencies shall not be undertaken without the approval of the Association.

              (d) To deposit all amounts collected into the Association Account which shall be and at all times remain in the Association's name. The Association covenants to transfer and deliver to Manager all funds received directly by the Association from patients or third party payors for Dental Services. Upon receipt by Manager of any funds from patients or third party payors, or from the Association pursuant hereto, for Dental Services, Manager shall immediately deposit same into the Association Account. Manager shall disburse such deposited funds to creditors and other persons on behalf of the Association, maintaining records of such receipt and disbursement of funds as directed by the Association.

              (e) To take possession of, endorse in the name of the Association, and deposit into the Association Account any notes, checks, money orders, insurance payments, and any other instruments received in payment of accounts receivable for Dental Services.

       Upon request of Manager, the Association shall execute and deliver to the financial institution wherein the Association Account is maintained, such additional documents or instruments as may be necessary to evidence or effect the special power of attorney granted to Manager by the Association pursuant to this Section 3.8 or pursuant to Section 3.9 of this Agreement. The special power of attorney granted herein shall be coupled with an interest and except as hereinafter provided shall be irrevocable. The special power of attorney shall be revocable if: (i) Manager consents in writing, (ii) the Association terminates this Agreement for cause under Section 6.2 and Manager has not purchased any of the accounts receivable of the Association, (iii) the Association terminates this Agreement for cause under Section 6.2 and Manager has collected all of the outstanding accounts receivable it has purchased, or
(iv) this Agreement terminates at the end of the initial term. Revocation of the special power of attorney shall not affect the Manager's right to receive the Management Fee.

       3.9 The Association Account. Manager shall have access to the Association Account solely for the purposes stated herein. In connection herewith and throughout the Term (and thereafter as provided in Section 6.2), the Association hereby grants to Manager an exclusive special power of attorney and appoints Manager as the Association's exclusive true and lawful agent and attorney-in-fact, and Manager hereby accepts such special power of attorney and appointment, to deposit into the Association Account all funds, fees, and revenues generated from the Association's provision of Dental Services and collected by Manager, and to make withdrawals from the Association Account for payments specified in this Agreement and as requested from time-to-time by the Association. Notwithstanding the exclusive special power of attorney granted to Manager hereunder, the Association, upon reasonable advance notice to Manager, may draw checks on the Association Account; provided, however, that the Association shall neither draw checks on the Association Account nor request Manager to do so if the balance remaining in the Association Account after such withdrawal would be insufficient to enable Manager to pay on behalf of the Association any Office Expense attributable to the operations of the Association or to the provision of Dental Services, the estimated Management Fee for the





MANAGEMENT SERVICES AGREEMENT - Page 9
applicable month (based on the Management Fee for the previous month), any over due Management Fees, and/or any other obligations of the Association. Without the prior written consent of the Association, disbursements shall be related to, and in such amount as to be consistent with, the expenditures authorized by the Budget. Limits on authority to sign checks and purchase orders shall be mutually agreed upon by the Association and Manager.

       3.10   Fiscal Matters.

              (a) Annual Budget. Annually and at least thirty (30) days prior to the commencement of each fiscal year of the Association, Manager, in consultation with the Dental Director, shall prepare and deliver to the Association a Budget, setting forth an estimate of the Association's revenues and expenses for the upcoming fiscal year including, without limitation, the Management Fee associated with the services provided by Manager hereunder, and the minimum salary of the Dentist employees of the Association as set forth in their respective employment agreements. The Budget shall be adopted by the Association after reasonable review and comment, and may be revised or modified by the Dental Director only in consultation with the Manager. In the event the parties are unable to agree on a Budget by the beginning of the fiscal year, until an agreement is reached, the Budget for the prior year shall be deemed to be adopted as the Budget for the current year, with each line item in the Budget increased or decreased by (i) the percentage by which the Adjusted Gross Revenue in the current year has increased or decreased compared to the corresponding period of the prior year, (ii) the increase or decrease from the prior year in the Consumer Price Index - Health/Dental Services, and (iii) the proportionate increase or decrease in mutually agreed upon personnel costs as measured by the increase or decrease in full-time equivalent personnel. Manager shall endeavor to manage and administer the operations of the Association as herein provided so that the actual revenues, costs and expenses of the operation and maintenance of the Association during any applicable period of the Association's fiscal year shall be consistent with the Budget.

              (b) Accounting and Financial Records. Manager shall establish and administer accounting procedures, controls, forms, and systems for the development, preparation, and safekeeping of administrative or financial records and books of account relating to the business and financial affairs of the Association and the provision of Dental Services. Manager shall prepare and deliver to the Association, within ninety (90) days of the end of each calendar year, a balance sheet and a profit and loss statement reflecting the financial status of the Association in regard to the provision of Dental Services as of the end of such calendar year. In addition, Manager shall prepare or assist in the preparation of any other financial statements or records as the Association may reasonably request.

              (c) Review of Expenditures. The Dental Director shall review all expenditures related to the operation of the Association, but shall not have the power to prohibit or invalidate any expenditure consistent with the Budget.





MANAGEMENT SERVICES AGREEMENT - Page 10

              (d)    Tax Matters.

                     (i) In General. Manager shall prepare or arrange for the preparation by an accountant approved in advance by the Association (which approval shall not be unreasonably withheld) of all appropriate tax returns and reports required of the Association.

                     (ii) Sales and Use Taxes. Manager and the Association acknowledge and agree that to the extent that any of the services to be provided by Manager hereunder may be subject to any State sales and use taxes, Manager may have a legal obligation to collect such taxes from the Association and to remit same to the appropriate tax collection authorities. The Association agrees to pay, in addition to the payment of the Management Fee, any applicable State sales and use taxes in respect of the portion of the Management Fees attributable to such services.

       3.11   Reports and Records.

              (a) Dental Records. Manager shall provide the personnel support to establish, monitor, and maintain procedures and policies for the timely creation, preparation, filing and retrieval of all dental records generated by the Association in connection with the Association's provision of Dental Services, and, subject to applicable law, shall ensure that dental records are available promptly to Dentists and any other appropriate persons. The Association shall ensure that all such dental records shall be retained and maintained in accordance with all applicable State and federal laws relating to the confidentiality and retention thereof. All dental records shall be and remain the property of the Association.

              (b) Other Reports and Records. Manager shall timely create, prepare, and file such additional reports and records as are reasonably necessary and appropriate for the Association's provision of Dental Services, and shall be prepared to analyze and interpret such reports and records upon the request of the Association.

       3.12 Recruitment of the Association Personnel and Dentists. Upon the Association's request, Manager shall perform all administrative services reasonably necessary and appropriate to recruit potential dentist personnel to become employees of the Association. Manager shall provide the Association with model agreements to document the Association's employment, retention or other service arrangements with such individuals. It will be and remain the sole and complete responsibility of the Association to interview, select, contract with, supervise, control and terminate all Dentists performing Dental Services or other professional services, and Manager shall have no authority whatsoever with respect to such activities. In performing its duties for the Association hereunder. Manager shall not discriminate in its employment practices on the basis of race, religion, gender, sexual orientation, disability status, or any other factor not related to job performance.





MANAGEMENT SERVICES AGREEMENT - Page 11

       3.13 Healthcare Reimbursement and Systems Programs. Manager shall assist the Association in qualifying for and enrolling in healthcare reimbursement or assistance programs including, but not limited to, Medicare and Medicaid. Any expense incurred in qualifying for or enrolling in healthcare reimbursement or assistance programs is an Office Expense.

       3.14 Corporate Dental Patient Accounts. Manager shall assist the Association in procuring large corporate dental patient accounts by making presentations to appropriate personnel at such businesses and by soliciting such businesses where Manager, at its sole discretion, determines that such solicitation would be of benefit. Any expense incurred by manager in procuring such corporate dental patient accounts shall be an Office Expense.

       3.15 Advertising. Manager will coordinate all advertising efforts of the Association, and will place all advertisements for the Association. Any expense incurred for such advertising shall be an Office Expense.

       3.16 Association Board of Directors Meetings. A Representative of Manager shall attend all meetings of the Board of Directors of Association, on a non-voting basis.

       3.17 Legal Matters. Manager shall be the liaison between Association and counsel regarding any legal matters other than disputes arising from this Agreement. Any legal expenses incurred regarding such matters shall be an Office Expense.

       3.18 Credentialing. Manager will assist the Association with a credentialing policy for its employee dentists, including, but not limited to, providing the following services: advising the Association regarding the professional qualifications and credentials of Dentists; and assisting the Association in the development of credentialing criteria and protocols. The Association will give reasonable consideration to include as a Dentist any dentist identified by Manager; however, the Association will have the authority to make the final determination as to whether any particular Dentist will be employed by the Association.

       3.19 Confidential and Proprietary Information. All Confidential Information furnished to Manager will not be discussed with other persons without the Association's express written authorization, will not be used in any way directly or indirectly detrimental to the Association, and will be kept confidential by Manager and its affiliates and advisors; provided, however, that Manager may disclose Confidential Information to those of its Representatives who need to know Confidential Information for the purposes of this Agreement, it being understood and agreed to by Manager that such Representatives will be informed of the confidential nature of the Confidential Information, will agree to be bound by this Section, and will be directed by Manager not to disclose to any other person any Confidential Information. Manager agrees to be responsible for any breach of this Section by its affiliates, advisors, or Representatives. If Manager is requested or required (by oral questions, interrogatories, requests for information or documents, subpoenas, civil investigative demands, or similar processes) to disclose or produce any Confidential Information furnished in the course of its dealings with the Association or its affiliates, advisors, or Representatives, Manager will (i) provide the Association with prompt notice thereof and copies, if possible, and, if not, a description, of the Confidential Information





MANAGEMENT SERVICES AGREEMENT - Page 12
requested or required to be produced so that the Association may seek an appropriate protective order or waive compliance with the provisions of this Section and (ii) consult with the Association as to the advisability of the Association's taking of legally available steps to resist or narrow such request. Manager further agrees that, if in the absence of a protective order or the receipt of a waiver hereunder Manager is nonetheless, in the written opinion of its legal counsel, compelled to disclose or produce Confidential Information concerning the Association to any tribunal or to stand liable for contempt or suffer other censure or penalty, Manager may disclose or produce such Confidential Information to such tribunal without liability hereunder; provided, however, that Manager shall give the Association written notice of the Confidential Information to be so disclosed or produced as far in advance of its disclosure or production as is practicable and shall use its best efforts to obtain, to the greatest extent practicable, an order or other reliable assurance that confidential treatment will be accorded to such Confidential Information so required to be disclosed or produced.

       3.20 Manager's Insurance. Throughout the Term, Manager, as an Office Expense, shall obtain and maintain with commercial carriers, through self insurance or some combination thereof, appropriate worker's compensation coverage for Manager's employed personnel provided pursuant to this Agreement, and professional, casualty and comprehensive general liability insurance covering Manager, Manager's personnel, and all of Manager's equipment in such amounts, on such basis and upon such terms and conditions as Manager deems appropriate. Upon the request of the Association, Manager shall provide the Association with a certificate evidencing such insurance coverage. Manager may also carry, as an Office Expense, key man life and disability insurance on any shareholder(s) of the Association, or on any Dentist employee of the Association in amounts determined reasonable and sufficient by Manager in its sole discretion. Manager shall be the owner of any such insurance. During the first five (5) years of the term of this Agreement, the proceeds of any such disability or key man life insurance shall be used to offset the Management Fee due to the Manager. The Management Fee shall be offset dollar for dollar by the amount of the insurance proceeds. Insurance proceeds in excess of the unpaid total Management Fees due over the first five (5) years shall belong to Manager. Beginning in year six (6) of this Agreement, the proceeds of any disability or key man life insurance shall be used for recruitment of additional or replacement dentists.

       3.21 Reserved Duties of Manager. Notwithstanding anything to the contrary herein, the Association shall not execute any managed care contract without the prior consent of Manager, and the Manager shall have the sole responsibility to approve the following:

              (a) The renovation or expansion or capital expenditures of the Association;

              (b)    The priority of capital expenditures of the Association;

              (c) The relocation or addition of the Association's facilities;

              (d) All Human Resources matters relating to the Manager's employees.





MANAGEMENT SERVICES AGREEMENT - Page 13

       3.22 No Warranty. The Association acknowledges that Manager has not made and will not make any express or implied warranties or representations that the services provided by Manager will result in any particular amount or level of dental practice or income to the Association.


                                   ARTICLE 4

               COVENANTS AND RESPONSIBILITIES OF THE ASSOCIATION

       4.1 Organization and Operation. The Association, as a continuing condition of Manager's obligations under this Agreement, shall at all times during the Term be and remain legally organized and operated to provide Dental Services in a manner consistent with all State and federal laws. The Association shall operate and maintain a full time practice of dentistry with a sufficient complement of full time dentists to meet the needs of its patients, and the Association shall maintain and enforce employment agreements with all Dentists employed by the Association. The Association shall not amend the employment agreements or waive any rights thereunder without the prior approval of Manager. Recognizing that Manager would not have entered into this Agreement but for the Association's covenant to maintain employment agreements with the Dentists of the Association, the Association shall pay to Manager, in addition to the Management Fee, any liquidated damages received by the Association from a Dentist that terminates his or her employment agreement without cause. Such payment shall constitute liquidated damages of Manager for the Association's breach of the covenant contained in this Section 4.1.

       4.2    Association Personnel.

              (a) Dentist Personnel. The Association shall retain, as an Association Expense and not as an Office Expense, a sufficient number of Dentists, as are necessary and appropriate for the provision of Dental Services, each of whom shall be bound by and subject to the applicable provisions of this Agreement. The Association hereby agrees that in the event it desires to retain additional dentists, notice of the same shall be tendered to the Manager. Based upon a review of the circumstances the Manager shall make its recommendation as to the necessity of adding additional dentists. The Association, after considering Manager's recommendation, shall then decide, in its discretion, the number of dentists to add, if any, based upon its review of the circumstances. Each Dentist retained by the Association shall hold and maintain a valid and unrestricted license to practice dentistry in the State of New Jersey. In its engagement or employment of Dentists the Association shall not discriminate on the basis of race, religion, gender, sexual orientation, disability status, or any other factor not related to professional performance. The Association shall enter into and maintain with each such retained Dentist a written employment agreement. The Association shall be responsible for paying the compensation and benefits as applicable, for all Dentists and for withholding, as required by law, any sums for income tax, unemployment insurance, social security, or any other withholding required by applicable law. Manager, on behalf





MANAGEMENT SERVICES AGREEMENT - Page 14
       of the Association, may establish and administer the compensation with respect to such individuals in accordance with the written agreement between the Association and each Dentist. Manager shall neither control nor direct any Dentist in the performance of Dental Services for patients.

              (b) Non-Dentist Health Care Personnel. All non-dentist health care personnel who provide patient care services shall be employed by or retained by the Association as an Office Expense and shall be under the Association's control, supervision and direction in the performance of or in connection with the rendering of Dental Services for patients.
       The Association shall not discriminate in its employment practices on the basis of race, religion, gender, sexual orientation, disability status, or any other factor not related to job performance.

              (c) Dentist Compensation. The Association retains the exclusive right to establish and adjust dentist compensation and/or the methodology to determine dentist compensation. However, the parties acknowledge that dentist compensation methodologies are extremely complex. Accordingly, the Association shall provide a written description of any revisions to its Dentist's compensation methodologies to the Manager. The Manager shall have ninety (90) days to review the proposed revisions and provide comments to the Association regarding the economic impact of such revisions on the strategic plans and goals of the Association. Before finalizing any revision to the compensation methodology the Association's shall consider the Manager's comments.

       4.3 Professional Standards. As a continuing condition of Manager's obligations hereunder, each Dentist must (i) have and maintain a valid and unrestricted license to practice dentistry in the State and (ii) comply with, be controlled and governed by and otherwise provide Dental Services in accordance with applicable federal, State and municipal laws, rules, regulations, ordinances and orders, and the ethics and standard of care of the community wherein the principal office of the Association is located. Procurement of temporary staff privileges pending the completion of the dental staff approval process shall satisfy this provision, provided the Dentist actively pursues full appointment and actually receives full appointment within a reasonable time.

       4.4 Dental Services. The Association shall ensure that Dentists and non-dentist health care personnel are available as necessary to provide Dental Services to patients. In the event that Dentists employed by, or partners of, the Association are not available to provide Dental Services coverage, the Association shall engage and retain locum tenens coverage. Dentists retained on a locum tenens basis shall meet all of the requirements of Section 4.3, and the cost of providing locum tenens coverage shall be an Association Expense. With the assistance of the Manager, the Association and the Dentists shall be responsible for scheduling Dental and non-dentist health care personnel coverage of all dental procedures. The Association shall cause all Dentists to exert their best efforts to develop and promote the Association in such manner as to ensure the Association is able to serve the diverse needs of the community.





MANAGEMENT SERVICES AGREEMENT - Page 15

       4.5 Peer Review/Quality Assessment. The Association shall adopt credentialing, peer review/quality assessment and utilization programs to monitor and evaluate the quality and cost-effectiveness of Dental Services provided by dental personnel of the Association. Upon request of the Association, Manager shall provide administrative assistance to the Association in performing these activities. The Association shall designate a committee of Dentists to function as a dental peer review committee to review credentials of potential recruits, perform quality assurance functions, and otherwise resolve dental competence issues. The dental peer review committee shall function pursuant to formal written polices and procedures. The Association shall require each of its dentist employees to be subject to and comply with reasonable credentialing, quality and efficiency criteria as it may adopt from time to time. All such policies shall assume effective mechanisms are in place and utilized to monitor and evaluate the delivery of cost effective quality health care, shall assume effective remedial measures are in place and taken to correct any quality or utilization problems and shall assume effective proactive measures to continuously assess and improve the quality of utilization of the Association's health care services. Additionally, these policies shall include at least the following:

              (a) All peer review, quality improvement and utilization management activities shall be structured so as to maximize available immunities.

              (b) The Association shall report regularly to Manager as to the performance of these activities. The purpose of this reporting is to help assure that the peer review, quality improvement and utilization management activities are effectively developed and implemented. This is not intended, however, to alter the basic fact that these functions are the Association's responsibilities, and that the proceedings and records are and shall continue to be protected proceedings and records of a peer review body. Reports to the Manager shall be confidential and shall not be deemed to waive any immunities or protections conferred upon such proceedings and records under New Jersey law.

              (c) The Manager, at its sole cost and expense, shall have the right to arrange an outside performance evaluation of the quality improvement and utilization management functions of the Association, including, to the extent deemed necessary by the Manager, the performance of such functions as they relate to individual Dentists.
       The results of any such evaluation shall be provided to the Dental Director, and the parties shall use good faith and best efforts to implement the reasonable recommendations of such performance evaluation.

       4.6 Association's Insurance. The Association shall, as an Office Expense, obtain and maintain with commercial carriers acceptable to Manager appropriate worker's compensation coverage for the Association's employed personnel, if any, and professional and comprehensive general liability insurance covering the Association and each of the Dentists the Association retains to provide Dental Services. The insurance policy or policies shall provide for at least thirty (30) days advance written notice to the Association from the insurer as to any alteration of coverage, cancellation, or proposed cancellation for any cause. Upon the termination of this Agreement for any reason, the Association shall obtain and maintain as an Association Expense "extended reporting" coverage, in such amount and upon such conditions as determined by





MANAGEMENT SERVICES AGREEMENT - Page 16

Manager for three (3) years following the effective date of the termination. The Association shall be responsible for paying all premiums for "tail" insurance coverage.

       4.7    Indemnification.  In addition to the insurance required in
Section 4.6 above, the Association shall defend, protect, indemnify and hold harmless Manager from liability for any costs, fees, damages or other financial obligations associated with Manager being named as a defendant in a professional liability action against the Association or any of its employees.

       4.8 Confidential and Proprietary Information. All Confidential Information furnished to the Association will not be discussed with other persons without Manager's express written authorization, will not be used in any way directly or indirectly detrimental to Manager, and will be kept confidential by the Association and its affiliates and advisors; provided, however, that the Association may disclose Confidential Information to those of its Representatives who need to know Confidential Information for the purposes of this Agreement, it being understood and agreed to by the Association that such Representatives will be informed of the confidential nature of the Confidential Information, will agree to be bound by this Section, and will be directed by the Association not to disclose to any other person any Confidential Information. The Association agrees to be responsible for any breach of this Section by its affiliates, advisors, or Representatives. If the Association is requested or required (by oral questions, interrogatories, requests for information or documents, subpoenas, civil investigative demands, or similar processes) to disclose or produce any Confidential Information furnished in the course of its dealings with Manager or its affiliates, advisors, or Representatives, the Association will (i) provide Manager with prompt notice thereof and copies, if possible, and, if not, a description, of the Confidential Information requested or required to be produced so that Manager may seek an appropriate protective order or waive compliance with the provisions of this Section and (ii) consult with Manager as to the advisability of Manager's taking of legally available steps to resist or narrow such request. The Association further agrees that, if in the absence of a protective order or the receipt of a waiver hereunder the Association is nonetheless compelled to disclose or produce Confidential Information concerning Manager to any tribunal or to stand liable for contempt or suffer other censure or penalty, the Association may disclose or produce such Confidential Information to such tribunal without liability hereunder; provided, however, that the Association shall give Manager written notice of the Confidential Information to be so disclosed or produced as far in advance of its disclosure or production as is practicable and shall use its best efforts to obtain, to the greatest extent practicable, an order or other reliable assurance that confidential treatment will be accorded to such Confidential Information so required to be disclosed or produced.

       4.9 Cost Effectiveness. The Association understands and agrees that it has, in part, enlisted the services of Manager in increasing the cost-effectiveness of the dental services its dentists provide. The Association therefore covenants and agrees to assist Manager in all ways possible to increase the cost-effectiveness of the care delivered pursuant to recognized national standards, providing nothing Manager proposes which may adversely affect the quality of care delivered need to be considered by the Association or its dentists.





MANAGEMENT SERVICES AGREEMENT - Page 17

       4.10 Name, Trademark. The Association represents that it conducts its professional practice under the name of, and only under the name of "OraCare Dental Associates, P.A." and that the Association is the sole and absolute owner of the name. The Association covenants and promises that, without the prior written consent of the Manager, the Association will not:

              (a) take any action or omit to take any action that is reasonably likely to result in the change or loss of the name;

              (b) license, sell, give, or otherwise transfer the name or the right to use the name to any dental practice, dentist, professional corporation, or any other entity; or

              (c) cease conducting the professional practice of the Association under the name.

       4.11 Availability. The Association shall provide appropriate Dentist and dentist extender staffing as necessary to assure that services are timely available for all patients. This availability shall include effective staffing of offices during normal hours of operation, as well as on-site or on-call availability on a prompt, continuing basis, 24 hours per day, seven days per week, including holidays, in accordance with generally accepted standards in the community.

       4.12 Covenant Not to Solicit. For two (2) years following the termination of this Agreement, the Association shall not:

              (a) Directly or indirectly recruit or hire, or induce any party to recruit or hire any person who is an employee of, or who has entered into an independent contractor arrangement with the Manager or any Affiliate of the Manager;

              (b) Directly or indirectly, whether for itself or for any other person or entity, call upon, solicit, divert or take away, or attempt to solicit, call upon, divert or take away any customers, business, or clients of Manager;

              (c) Disrupt, damage, impair or interfere with the business of the Manager; or

              (d) Enter into any contract or arrangement for the provision of dental services with any managed care services contracted by the Manager on behalf of the Association during the term of this Agreement.

                                   ARTICLE 5

                             FINANCIAL ARRANGEMENT

       5.1 Management Fee. The Association and Manager agree to the compensation set forth herein as being paid to Manager in consideration of a substantial commitment made by Manager hereunder and that such fees are fair and reasonable. Each month Manager shall be paid a Management Fee in the amount equal to all Office Expenses incurred by the Manager plus an





MANAGEMENT SERVICES AGREEMENT - Page 18
amount equal to fifteen percent (15%) of the Association's Adjusted Gross Revenue. Additionally, to the extent the Office Expenses are less than twenty-eight percent (28%) of the Association's Adjusted Gross Revenue, the Manager shall be paid a bonus in an amount equal to sixty percent (60%) of the difference between the actual Office Expenses and twenty-eight percent (28%) of the Association's Adjusted Gross Revenue.

       The amounts to be paid the Manager under this Section 5.1 shall be payable monthly. The amounts shall be estimated based upon the previous month's operating results of the Association. Adjustments to the estimated payments shall be made to reconcile actual amounts due under this Section 5.1, and by the end of the month during each calendar year. Upon preparation of quarterly financial statements, final adjustments to the Management Fee for the quarter shall be made and any additional payments owing to the Manager or the Association shall then be made.

       5.2 Reasonable Value. Payment of the Management Fee is not intended to be and shall not be interpreted or implied as permitting Manager to share in the Association's fees for Dental Services or any other services, but is acknowledged as the parties' negotiated agreement as to the reasonable fair market value of the equipment, support services, personnel, office space, management, administration and other items and services furnished by Manager pursuant to this Agreement, considering the nature and volume of the services required and the risks assumed by Manager.

       5.3 Payment of Management Fee. To facilitate the payment of the Management Fee as provided in Section 5.1 hereof, the Association hereby expressly authorizes Manager to make withdrawals of the Management Fee from the Association Account as such fees become due and payable during the Term and thereafter as provided in Section 6.3.

       5.4    Disputes Regarding Fees.

              (a) It is the parties' intent that any disputes regarding performance standards of the Manager be resolved to the extent possible by good faith negotiation. To that end, the parties agree that if the Association in good faith believes that Manager has failed to perform its obligations, and that as a result of such failure, the Association is entitled to a set-off or reduction in its Management Fees, the Association shall give Manager notice of the perceived failure and request in the notice a set-off or reduction in Management Fees. Manager and the Association shall then negotiate the dispute in good faith, and if an agreement is reached, the parties shall implement the resolution without further action.

              (b) If an agreement cannot be reached to resolve the dispute, the Association may submit the dispute to mediation pursuant to Section
       7.6 hereof.

       5.5 Accounts Receivable. To assure that the Association receives the entire amount of professional fees for its Dental Services and to assist the Association in maintaining reasonable cash flow for the payment of Office Expenses, Manager, during the Term, shall have the option to purchase, with recourse to the Association for the amount of the purchase, the accounts





MANAGEMENT SERVICES AGREEMENT - Page 19
receivable of the Association arising during the previous month by transferring the amount set forth below into the Association Account. The consideration for the purchase shall be an amount equal to the average Adjusted Gross Revenue recorded each month (according to GAAP on an accrual basis net of Adjustments) for the six months prior to the purchase of the accounts receivable of Association less the average Office Expenses due to Manager under this Agreement for the six months prior to the purchase of the accounts receivable of Association. The Association is concurrently herewith granting to Manager a security interest in the accounts receivable, and the Association shall cooperate with Manager and execute all documents in connection with the pledge of accounts receivable to Manager. All collections in respect of such accounts receivable purchased by Manager shall be received by Manager as the agent of the Association and shall be endorsed to Manager and deposited in a bank account at a bank designated by Manager. To the extent the Association comes into possession of any payments in respect of such accounts receivable, the Association shall direct such payments to Manager for deposit in bank accounts designated by Manager.

                                   ARTICLE 6

                              TERM AND TERMINATION

       6.1 Initial and Renewal Term. The Term of this Agreement will be for an initial period of ten (10) years after the effective date, and shall be automatically renewed for successive ten (10) year periods thereafter, provided that neither Manager nor the Association shall have given notice of termination of this Agreement at least three hundred sixty five (365) days before the end of the initial term or any renewal term, or unless otherwise terminated as provided in Section 6.2 of this Agreement.

       6.2    Termination.

              (a) Termination By Manager. Manager may terminate this Agreement with sixty (60) days notice upon the occurrence of any one of the following events:

                     (i) The revocation, suspension, cancellation or restriction of any Dentist's license to practice dentistry in the State if, in the discretion of the Manager, the Association will not be financially viable after such revocation, suspension, cancellation, or restriction;

                     (ii) The Association's loss or suspension of its Medicare or Medicaid provider number, and/or the Association's restriction from treating beneficiaries of the Medicare or Medicaid programs if, in the discretion of the Manager, the Association will not be financially viable after such loss, suspension, or restriction;

                     (iii) The dissolution of the Association or the filing of a petition in voluntary bankruptcy, an assignment for the benefit of creditors, or other action taken voluntarily or involuntarily under any state or federal statute for the protection of debtors;





MANAGEMENT SERVICES AGREEMENT - Page 20

                     (iv) The Association materially defaults in the performance of its duties or obligations hereunder and such default continues for sixty (60) days after notice is given by Manager of the default; or

                     (v) The parties are unable to reach an agreement on a new service agreement or basis for compensation after the occurrence of an event described in Section 6.2(d).

              (b) Termination By the Association. The Association may terminate this Agreement with ninety (90) days notice in the event that Manager materially defaults in the performance of its obligations hereunder such that the Association is unable to conduct its business and such default continues for ninety (90) days after Manager receives notice of the default. Termination by the Association hereunder shall require the affirmative vote of seventy-five percent (75%) or more of the shareholder(s) of the Association entitled to vote, each shareholder(s) voting their ownership interest in the Association.

              (c) Termination by Agreement. In the event the Association and Manager shall mutually agree in writing, this Agreement may be terminated on the date specified in such written agreement.

              (d) Legislative, Regulatory or Administrative Change. In the event of a change in the Medicare or Medicaid statutes, case law, regulations or general instructions or the adoption of new legislation any of which materially and adversely affects the manner in which either party may perform services under this Agreement, the parties shall immediately amend this Agreement to comply with the law, regulation, or policy and approximate as closely as possible the Management Fee arrangement set forth in this Agreement as it existed immediately prior to the change in law, regulation or policy.

       6.3 Effects of Termination. Upon termination of this Agreement, neither party shall have any further obligations hereunder except for (i) obligations accruing prior to the date of termination, including, without limitation, payment of the Management Fees relating to services provided prior to the effective date of termination of this Agreement, and (ii) obligations, promises, or covenants set forth herein that are expressly made to extend beyond the Term, including, without limitation, indemnity provisions, which provisions shall survive the expiration or termination of this Agreement. In effectuating the provisions of this Section 6.3, the Association specifically acknowledges and agrees that Manager shall continue to collect and receive on behalf of the Association all cash collections from accounts receivable in existence at the time this Agreement is terminated to the extent that Manager has purchased accounts receivable and that Association shall direct any payments which it receives in respect of such accounts receivable to Manager for deposit in bank accounts designated by Manager. It is understood that such cash collections will represent, in part, compensation to Manager for management services already rendered and compensation on accounts receivable purchased by Manager. Unless this Agreement is terminated by the Association for cause, as defined in Section 6.2(b), Manager shall be entitled to continue to collect, on behalf of and in the name of the Association, all accounts receivable representing Dental Services provided prior to termination.





MANAGEMENT SERVICES AGREEMENT - Page 21

Upon the expiration or termination of this Agreement for any reason or cause whatsoever, Manager shall surrender to the Association all books and records pertaining to the Association's dental practice.

                                   ARTICLE 7

                                 MISCELLANEOUS

       7.1 Administrative Services Only. Nothing in this Agreement is intended or shall be construed to allow Manager to exercise control or direction over the manner or method by which the Association and its Dentists perform Dental Services or other professional health care services. The rendition of all Dental Services and the prescription or administration of medicine and drugs shall be the sole responsibility of the Association and its Dentists, and Manager shall not interfere in any manner or to any extent therewith. Nothing contained in this Agreement shall be construed to permit Manager to engage in the practice of dentistry, it being the sole intention of the parties hereto that the services to be rendered to the Association by Manager are solely for the purpose of providing non-dental management and administrative services to the Association so as to enable the Association to devote its full time and energies to the professional conduct of its dental practice and provision of Dental Services to its patients and not to administration, or practice management.

       7.2 Status of Contractor. It is expressly acknowledged that the parties hereto are "independent contractors," and nothing in this Agreement is intended and nothing shall be construed to create an employer/employee, partnership, joint venture or other type of relationship, or to allow either to exercise control or direction over the manner or method by which the other performs the services that are the subject matter of this Agreement; provided always that the services to be provided hereunder shall be furnished in a manner consistent with the standards governing such services and the provisions of this Agreement. Each party understands and agrees that (i) the other will not be treated as an employee for federal tax purposes, (ii) neither will withhold on behalf of the other any sums for income tax, unemployment insurance, social security, or any other withholding pursuant to any law or requirement of any governmental body or make available any of the benefits afforded to its employees, (iii) all of such payments, withholdings, and benefits, if any, are the sole responsibility of the party incurring the liability, and (iv) each will indemnify and hold the other harmless from any and all loss or liability arising with respect to such payments, withholdings, and benefits, if any.

       7.3 Notices. All notices, reports, records, or other communications that are required or permitted to be given to the parties under this Agreement shall be sufficient in all respects if given in writing and delivered in person, by telecopy, by overnight courier, or by registered or certified mail, postage prepaid, return receipt requested, to the receiving party at the following address:





MANAGEMENT SERVICES AGREEMENT - Page 22

       Association:                OraCare Dental Associates, P.A.
                                   14755 Preston Road, Suite 300
                                   Dallas, Texas 75240
                                   Attn:   Peter R. Barnett, D.M.D.
                                   Fax No.: 972-960-7782


       Manager:                    OraCare Consultants, Inc.
                                   1909 E. Route 70, First Floor
                                   Springdale Rd. & Route 70
                                   Cherry Hill, New Jersey 08003
                                   Attn: Mark E. Pape
                                   Fax No.: 609-751-0606

or to such other address as such party may have given to the other by notice pursuant to this Section. Notice shall be deemed given on the date of delivery, in the case of personal delivery or telecopy, or on the delivery or refusal date, as specified on the return receipt, in the case of overnight courier or registered or certified mail.

       7.4 Governing Law. This Agreement shall be governed by the laws of the State of New Jersey applicable to agreements to be performed wholly within the state. The federal and state courts of New Jersey shall be the exclusive courts of jurisdiction and venue for any litigation, special proceeding or other proceeding as between the parties that may be brought, or arise out of, in connection with or by reason of this Agreement.

       7.5 Assignment. Except as may be herein specifically provided to the contrary, this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective legal representatives, successors, and assigns; provided, however, that the Association may not assign this Agreement without the prior written consent of Manager, which consent may be withheld. The sale, transfer, pledge, or assignment of any voting shares held by any shareholder of the Association such that the effective voting control of the Association is altered, shall be deemed an attempted assignment by the Association, and shall be null and void unless consented to in writing by Manager prior to any such transfer, pledge, assignment, or issuance. Any breach of this provision, whether or not void or voidable, shall constitute a material breach of this Agreement, and in the event of such breach, Manager may terminate this Agreement upon twenty-four (24) hours notice to the Association. In addition, Manager or the transferee shall have the right to collaterally assign its interest in this Agreement and its right to collect Management Fees hereunder to any financial institution or other third party without the consent of the Association.

       7.6 Dispute Resolution. The parties shall use good faith negotiation to resolve any controversy, dispute or disagreement arising out of or relating to this Agreement or the breach of this Agreement. Any matter not resolved by negotiation shall be submitted to nonbinding mediation. If complete agreement cannot be reached within thirty (30) days of submission to mediation, any remaining issues will be resolved by binding arbitration in accordance with the





MANAGEMENT SERVICES AGREEMENT - Page 23
following provisions of this Section. A single arbitrator mutually acceptable to the Manager and the Association who is knowledgeable in the managed care practice or in commercial matters will conduct the arbitration. The arbitrator's decision and award will be final and binding and may be entered in any court with jurisdiction. The arbitrator will not have authority to limit, expand or otherwise modify the terms of this Agreement. If the parties cannot agree on an arbitrator, each party will appoint one arbitrator and these arbitrators shall choose a single arbitrator to conduct the arbitration.

       The mediation and, if necessary, the arbitration will be conducted under the then current rules of the alternate dispute resolution (ADR) firm selected by the parties, or if the parties are unable to agree on an ADR firm, the parties will conduct the mediation and, if necessary, the arbitration under the then current rules and supervision of the American Arbitration Association
(AAA). Manager and the Association will each bear its own attorneys' fees associated with the mediation and, if necessary, the arbitration. Manager and the Association will pay all other costs and expenses of the mediation/arbitration as the rules of the selected ADR firm provide. The parties and their representatives shall hold the existence, content and result of the mediation and arbitration in confidence. The mediator shall not consider and the arbitrator shall not be empowered to award punitive damages. There shall be no discovery during the mediation process. If an arbitration is necessary, no discovery shall be conducted except by agreement of the parties or after approval by the arbitrator, who shall attempt to minimize the burden of discovery.

       7.7 Divisions and Headings. The divisions of this Agreement into articles, sections, and subsections and the use of captions and headings in connection therewith is solely for convenience and shall not affect in any way the meaning or interpretation of this Agreement.

       7.8 Amendments and Agreement Execution. This Agreement and amendments hereto shall be in writing and executed in multiple copies on behalf of the Association by its Managing Director, and on behalf of Manager by its President or by an authorized officer of any successor to Manager. Each multiple copy shall be deemed an original, but all multiple copies together shall constitute one and the same instrument.

       7.9 Entire Agreement. With respect to the subject matter of this Agreement, this Agreement supersedes all previous contracts and constitutes the entire agreement between the parties. Neither party shall be entitled to benefits other than those specified herein. No prior oral statements or contemporaneous negotiations or understandings or prior written material not specifically incorporated herein shall be of any force and effect, and no changes in or additions to this Agreement shall be recognized unless incorporated herein by amendment as provided herein, such amendment(s) to become effective on the date stipulated in such amendment(s). The parties specifically acknowledge that, in entering into and executing this Agreement, the parties rely solely upon the representations and agreements contained in this Agreement and no others.

       7.10 Severability. The parties hereto have negotiated and prepared the terms of this Agreement in good faith with the intent that each every one of the terms, covenants and conditions herein be binding upon and inure to the benefit of the respective parties. Accordingly,





MANAGEMENT SERVICES AGREEMENT - Page 24
if any one or more of the terms, provisions, promises, covenants or conditions of this Agreement or the application thereof to any person or circumstances shall be adjudged to any extent invalid, unenforceable, void or voidable for any reason whatsoever by a court of competent jurisdiction or an arbitration tribunal, such provision shall be as narrowly construed as possible, and each and all of the remaining terms, provisions, promises, covenants and conditions of this Agreement or their application to other persons or circumstances shall not be affected thereby and shall be valid and enforceable to the fullest extent permitted by law. To the extent this Agreement is in violation of applicable law, then the parties agree to negotiate in good faith to amend the Agreement, to the extent possible consistent with its purposes, to conform to law.


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MANAGEMENT SERVICES AGREEMENT - Page 25
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       IN WITNESS WHEREOF, the Association and Manager have caused this
Agreement to be executed by their duly authorized representatives, all as of the day and year first above written.


                                        ASSOCIATION:

                                        ORACARE DENTAL ASSOCIATES, P.A.



                                        By:/s/ Peter R. Barnett
                                           -----------------------------------
                                           Peter R. Barnett, President



                                        MANAGER:

                                        ORACARE CONSULTANTS, INC.



                                        By:/s/ Mark E. Pape
                                           -----------------------------------
                                           Mark E. Pape, Senior Vice President





MANAGEMENT SERVICES AGREEMENT - Page 26